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                                                                  Exhibit (c)(2)

 Confidentiality Agreement, dated as of October 7, 1998, by and between Parent and the Company.













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                           CONFIDENTIALITY AGREEMENT

     This Agreement is made and entered into on the date last below written by and between INTENSIVA HEALTHCARE CORPORATION, a Delaware corporation, having its principal office at 7733 Forsyth Boulevard, Suite 800, St. Louis, Missouri 63105 ("INTENSIVA"), and SELECT MEDICAL CORPORATION having its principal office at 4718 Old Gettysburg Road, Mechanicsburg, Pennsylvania 17055 (the "COMPANY"). It is hereby agreed as follows:

1. PURPOSE OF AGREEMENT. It is understood that the Company is interested in exploring a possible transaction with Intensiva that is material to Intensiva and is outside the existing business relationship between Intensiva and the Company, including, without limitation, an acquisition of all or a significant portion of the assets or equity interest in Intensiva or its affiliates, a merger or consolidation or other business combination involving Intensiva and one or more third parties, an acquisition of Intensiva or a significant portion of its common equity, assets or business, a recapitalization or restructuring of Intensiva, a joint venture, a strategic alliance or any other similar transaction, and desires to review certain information concerning Intensiva which is non-public, confidential, and/or proprietary in nature for the purpose of making an evaluation of Intensiva in connection therewith.

2. CONFIDENTIALITY OF INFORMATION. Subject to Paragraph 3 below, as an inducement to Intensiva to furnish information to the Company, the Company agrees to treat confidentially such information and any other information that Intensiva or its Representatives (as defined) furnish to the Company, whether in oral, written, electronic, or other format and whether furnished on, before, or after the date of this Agreement, together with analyses, compilations, studies, or other documents or records prepared by the Company, its directors, officers, employees, agents, advisors, or representatives (collectively, "REPRESENTATIVES") which contain or otherwise reflect or are generated from such information (collectively, the "INFORMATION").

3. LIMITED USE OF INFORMATION. The Company agrees that the Information will not be used other than for the purpose described above, and in no event for purposes of competition with Intensiva or any of its Affiliates (defined below), and that such Information shall be kept confidential by the Company and its Representatives, provided, however, that, notwithstanding any other provision hereof, (i) any such Information may be disclosed to Representatives who reasonably need to know same for the purpose described above (it being understood that such Representatives shall be informed by the Company of the confidential nature of such Information and shall be directed by the Company to treat such Information confidentially and not to use it other than for the purpose described herein); and (ii) any disclosures to which Intensiva consents in writing may be made or as provided herein. The Company will take all reasonable efforts to safeguard the Information from disclosure to anyone other than as permitted herein and shall be responsible for any breach of this Agreement by its Representatives or any of its Affiliates. For purposes of this Agreement, an "Affiliate" of a party is any person or entity that controls, is controlled by, or is under common control with that party.


Confidentiality Agreement                                                 Page 1
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4.  CONFIDENTIALITY OF DISCUSSIONS.  Without the prior written consent of
Intensiva, the Company shall not, and shall direct its Representatives not to, disclose to any person either the fact that the information has been made available to the Company or that the Company has inspected any portion of the Information, the fact that discussions are taking place between Intensiva and the Company or other facts with respect to such discussions, including the status thereof; provided, however, that the Company may make disclosure concerning such discussions if and to the extent that the Company determines in good faith that such disclosure is required by law or legal process; but provided further, however, that no such disclosure will be made unless Intensiva has been advised of the Company's intent to make same and, to the extent reasonable in the circumstances (as determined by the Company in good faith), Intensiva has had a reasonable opportunity to discuss the matter with the Company and/or seek a protective order, as provided below. The term "person" as used in this Agreement shall be broadly interpreted to include without limitation any corporation, partnership, joint venture, limited liability company, individual, or other entity.

5. COMPULSORY DISCLOSURE. In the event that the Company is requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand, or similar process) to disclose any of the Information, the Company shall promptly notify Intensiva of such request or requirement so that Intensiva may seek an appropriate protective order or waive the Company's compliance with the provisions of this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Company determines in good faith that it is compelled to disclose any part of the Information, the Company may disclose such part (but no other part) of the information to any party compelling such disclosure. The Company shall not be liable for the disclosure of information pursuant to the preceding sentence unless such disclosure was caused by or resulted from disclosure by the Company not permitted by this Agreement.

6. WHAT IS NOT INFORMATION. The following will not constitute Information for purposes of this Agreement: (i) information which is or becomes generally available to the public other than as a result of a disclosure by the Company or its Representatives; (ii) information which was available to the Company on a non-confidential basis prior to its disclosure to the Company by Intensiva or its Representatives; or (iii) information which becomes available to the Company on a non-confidential basis from a source other than Intensiva or its Representatives, provided that, to the knowledge of the Company after due inquiry, such source is not subject to any prohibition against transmitting the Information to the Company. The fact that information included within the Information is or becomes otherwise available to the Company or its Representatives under the above exclusion shall not relieve the Company and its Representatives of the obligations imposed by this Agreement relative to all other non-excluded information contained within the Information.

7. RETURN OF INFORMATION. The Company shall use reasonable efforts to keep a record of the Information furnished, and all copies thereof and the location of such Information and all copies thereof. The written Information, except for that portion of the Information that may be found in analyses, compilations, studies, or other documents prepared by or for the Company, shall be returned to Intensiva or destroyed promptly after Intensiva's request. That


Confidentiality Agreement                                                 Page 2
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portion of the Information prepared by or for the Company not so returned shall be destroyed and the Company shall so certify any such destruction in writing at Intensiva's request.

8. NO WARRANTY OR LIABILITY. It is understood that Intensiva has or will endeavor to include in the Information materials which it believes to be reliable and relevant for the purpose of the Company's evaluation, but the Company acknowledges that Intensiva and Representatives of Intensiva have not and do not make any representation or warranty as to the accuracy or completeness of the information by reason of supplying it or by virtue of executing this Agreement. None of Intensiva or any of its Representatives shall have any liability to the Company or any of its Representatives resulting from the use of or reliance on the Information by the Company or its Representatives, except and only to the extent, if any, set forth in definitive agreements executed by the parties.

9. NONHIRE COVENANT. The Company agrees that, during the discussions with Intensiva and for a period of one year after the date hereof. Company shall not, directly or indirectly, solicit for employment or employ an employee or officer of Intensive or any of its Affiliates whose annual base pay at the time of solicitation exceeds $50,000 or who holds any Hospital Leadership Position (as defined hereinafter), or attempt to induce any such person to leave the employment of or otherwise terminate his or her relationship with Intensiva or any of its Affiliates, except that the Company shall not be precluded from (a) soliciting such employees pursuant to a General Solicitation (as defined hereinafter) and from hiring any such employee who responds to such General Solicitation, or (b) from hiring any employee of the Company who has been involuntarily terminated prior to commencement of solicitation of such employee. For purposes of this Agreement, "Hospital Leadership Position" shall mean the President, Vice President of Provider Relations, Vice President of Patient Care, and Organizational Improvement Coordinator of each of Intensiva's Affiliates. For purposes of this Agreement, "General Solicitation" shall mean an advertisement for employment in (i) a publication of national circulation, (ii) a publication in the general metropolitan area in which the Company has operations, or (iii) a publication in a metropolitan area contiguous to a metropolitan area in which the Company has operations.

10. SHARE OWNERSHIP REPRESENTATION. The Company represents and warrants that, as of the time of execution of this Agreement, it is not the record and/or beneficial owner of, and is not a member of a group, as such term is used in
Section 13 of the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder, that is the record and/or beneficial owner of, any outstanding voting securities of Intensiva.

11. NO OBLIGATION TO PROCEED. Communication of Information pursuant to this Agreement shall not obligate either party to enter into any further agreements relating to an acquisition or other transaction between the parties. It is understood that unless and until a definitive agreement between Intensiva and the Company with respect to any transaction between them has been executed and delivered, neither Intensiva nor the Company shall be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this Agreement or any written or oral expression with respect to such a transaction by Intensiva, the Company, or any of their respective Representatives except, in the case of this Agreement, for the matters


Confidentiality Agreement                                                 Page 3
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specifically agreed to herein. The term "definitive agreement" as used in this
Agreement shall not include a letter of intent or any other preliminary written agreement, or any actual or purported written or verbal acceptance of any offer or bid.

12. REMEDIES. It is acknowledged that the Information is unique and that the disclosure and use of the information other than in furtherance of the business of Intensiva and its Affiliates could reasonably be expected to result in irreparable harm to Intensiva for which monetary damages would not be an adequate remedy. Accordingly, in addition to whatever other remedies Intensiva may have in law, in equity, or pursuant to this Agreement, it is understood and agreed that, subject to any other applicable provisions of this Agreement, Intensiva shall be entitled to apply to any court of competent jurisdiction (without posting bond or other security) to enjoin any actual or threatened breach or default under the covenants and promises contained herein and shall be entitled to seek specific performance of this Agreement, and if any such relief is so ordered (or agreed to by the Company), the Company agrees to pay all costs of enforcement, including reasonable attorneys' fees and expenses, relating thereto.

13. NOTICES. Except as otherwise provided herein, all notices required or permitted hereunder shall be in writing and shall be deemed to be duly received:
(i) on the date given if delivered personally or by facsimile transmission; or
(ii) two business days after delivery to the United States Postal Service, postage prepaid, mailed by registered or certified mail (return receipt requested). Notices to a party shall be addressed to the principal office of that party, or to such other address as a party may, by written notice, request that notice be delivered.

14. GOVERNING LAW. This Agreement shall be governed and construed by and in accordance with the internal laws of the State of Delaware, excluding principles of conflict of laws. Each of Intensiva and the Company hereby consents and submits to the exclusive jurisdiction and venue of the courts of the States of Delaware or Missouri and of the United States of America in either Delaware or the Eastern District of Missouri for any actions, suits, or proceedings arising out of or related to this Agreement.

15. ENTIRE AGREEMENT, AMENDMENTS. This Agreement represents the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements between the parties, whether written or oral; provided, however, that all Information furnished to Company prior to the date of this Agreement shall be subject to the provisions of this Agreement. This Agreement may be amended or waived only by a separate written instrument executed by Intensiva and the Company expressly so amending or waiving any provision of this Agreement.

16. BINDING EFFECT, ASSIGNMENT, SURVIVAL. This Agreement shall inure to the benefit of and may be enforced by the parties hereto and their respective successors and permitted assigns, and shall be binding upon the parties hereto and their respective successors in interest. Neither party may assign or otherwise transfer any rights, duties, or obligations hereunder without the prior written consent of the other party, which consent may be withheld for any reason whatsoever. All agreements, covenants, undertakings, representations, and warranties made in this Agreement shall survive the termination of discussions by the parties.


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17.  SEVERABILITY.  Should any one or more of the provisions of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. In addition, if any provisions of this Agreement shall be found to be invalid, illegal, or unenforceable under applicable law, such provision shall be deemed to be modified to the minimum extent necessary to make such provision legal, valid, and enforceable.

18. NO WAIVER. No failure or delay in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any right, power, or privilege hereunder.

19. HEADINGS. The headings hereof are for convenient reference purposes only and shall not constitute a part of this Agreement nor affect the meaning or interpretation of this Agreement.

20. COUNTERPARTS. This Agreement shall be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one agreement.

     IN WITNESS WHEREOF, this Agreement has been executed by authorized representatives of Intensiva and the Company as of the 7th day of October, 1998.


      INTENSIVA:            INTENSIVA HEALTHCARE CORPORATION

                            By  /s/ DAVID W. CROSS
                              ---------------------------------------------
                            Title:  President and Chief Executive Officer
                                  -----------------------------------------


      COMPANY               SELECT MEDICAL CORPORATION

                            By  /s/ ROBERT A. ORTENZIO
                              ---------------------------------------------
                            Title:  President
                                  -----------------------------------------


Confidentiality Agreement                                                 Page 5